April 14, 2016

Marie Chandoha

President and CEO

The Charles Schwab Family of Funds

211 Main Street

San Francisco, CA 94105

Re: The Charles Schwab Family of Funds (the “Trust”)

Dear Ms. Chandoha:

This letter will confirm our agreement to limit net operating expenses of the following series of the Trust, as noted in the table below and described in the Trust’s registration statement filed with the Securities and Exchange Commission.

Fund	Net Operating Expense Limit	Guaranteed Through

Schwab Municipal Money Fund™ – Select Shares®	35 bps	4/29/18

Schwab Municipal Money Fund™ – Premier Shares	24 bps	4/29/18

Schwab Value Advantage Money Fund® – Select Shares®	35 bps	4/29/18

Schwab Value Advantage Money Fund® – Premier Shares	24 bps	4/29/18

Schwab Retirement Advantage Money Fund®	49 bps	4/29/18

Schwab Value Advantage Money Fund – Ultra Shares	21 bps	4/29/18

Sincerely,

/s/ George Pereira	/s/ John Sturiale
George Pereira	John Sturiale
Chief Financial Officer	Senior Vice President
Charles Schwab Investment Management, Inc.	Charles Schwab & Co., Inc.